EXHIBIT 10.c

EXECUTION COPY

SECOND AMENDED AND RESTATED
UNDERTAKING AGREEMENT

Dated as of December 5, 2003

made by

CROWN HOLDINGS, INC.

as a Parent Undertaking Party,

CROWN CORK & SEAL COMPANY, INC.

as a Parent Undertaking Party,

and

CROWN INTERNATIONAL HOLDINGS, INC.

as a Parent Undertaking Party,

in favor of

THE PURCHASERS REFERRED TO HEREIN

and

CITIBANK, N.A.

as Agent

TABLE OF CONTENTS

EXHIBITS

Exhibit A	Certain Defined Terms

Exhibit B	Form of Compliance Certificate

SECOND AMENDED AND RESTATED UNDERTAKING AGREEMENT

          SECOND AMENDED AND RESTATED UNDERTAKING AGREEMENT dated as of December 5, 2003, made by CROWN HOLDINGS, INC., a Pennsylvania corporation, (“Crown Holdings”), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”) and CROWN INTERNATIONAL HOLDINGS, INC., a Delaware (“CIH”, and together with Crown Holdings and CCSC, the “Parent Undertaking Parties”, and each, individually, a “Parent Undertaking Party”), in favor of the Purchasers as defined in the Receivables Purchase Agreement and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Purchasers and the other Owners.

PRELIMINARY STATEMENTS.

          1.      CCSC has executed and delivered a Undertaking Agreement dated as of January 26, 2001, as amended and restated as of May 7, 2001 (such Undertaking Agreement being the “Existing Undertaking Agreement”).

          2.      The parties hereto have agreed to amend and restate the Existing Undertaking Agreement in its entirety to give effect to the terms and conditions set forth in this Second Amended and Restated Undertaking Agreement (the Existing Undertaking Agreement, as so amended and restated, and this Second Amended and Restated Undertaking Agreement, as further amended, restated, supplemented or otherwise modified from time to time, collectively, this “Agreement”).

          3.      (i) Crown Holdings, Inc. owns, directly or indirectly, all of the issued and outstanding shares of common stock of CCSC and CIH, (ii) CCSC owns, directly or indirectly, all of the issued and outstanding shares of common stock of Crown Cork &Seal Receivables (DE) Corporation, a Delaware corporation (the “Seller”), and all of the issued and outstanding shares of common stock of each of the US Originators (as hereinafter defined) and (iii) CIH owns, directly or indirectly, all of the issued and outstanding shares of common stock or partnership interests of each of the UK Originators and the Canadian Originator (as defined in the Receivables Purchase Agreement).

          4.      The Seller and Crown (USA) as Servicer have entered into a Second Amended and Restated Receivables Purchase Agreement dated as of the date hereof (such agreement, as it may from time to time be further amended, supplemented or otherwise modified, being the “Receivables Purchase Agreement”) with the Purchasers and Citibank, N.A., as the Agent, pursuant to which the Seller may sell to each Purchaser undivided percentage ownership interests in its accounts receivable that were originally owed to each Originator and that have been or may be acquired from time to time by the Seller from (i) each US Originator, the Canadian Originator and the Former Canadian Originator pursuant to a Second Amended and Restated Receivables Contribution and Sale Agreement dated as of the date hereof or the Existing Receivables Contribution and Sale Agreement (as defined therein) (the Existing Receivables Contribution and Sale Agreement, as amended and restated by the Second Amended and Restated Contribution and Sale Agreement, and the Second Amended and Restated Contribution and Sale Agreement, as it may from time to time be further amended, supplemented or otherwise modified, being the “U.S./Canada Contribution and Sale Agreement”) among the US Originators, the Canadian Originator, and the Former Canadian Originator, as sellers, the Seller, as the Buyer, and Crown (USA), as the Buyer’s Servicer and (ii) each UK Originator pursuant to a Receivables Contribution and Sale Agreement (such agreement, as it may from time to time be amended, supplemented or otherwise modified, being the “UK Contribution and Sale Agreement”, and together with the U.S./Canada Contribution and Sale Agreement, the “Contribution and Sale Agreements”) to be entered into among the UK Originators, as sellers, the Seller, as the Buyer, and Crown (USA), as the UK Buyer’s Servicer.

          5.      Terms defined in either the Receivables Purchase Agreement or the Contribution and Sale Agreements and not otherwise defined in this Agreement are used in this Agreement (including, without limitation, Exhibit A to this Agreement) as defined in the Receivables Purchase Agreement or the Contribution and Sale Agreements, as applicable. Capitalized terms defined in Exhibit A to this Agreement are used in this Agreement as defined in such Exhibit A.

          6.      It is a condition precedent to the making of the initial Purchase under the Receivables Purchase Agreement that the Parent Undertaking Parties shall have executed and delivered this Agreement.

          NOW, THEREFORE, in consideration of the premises, and the substantial direct and indirect benefits to the Parent Undertaking Parties from the financing arrangements contemplated by the Receivables Purchase Agreement and the Contribution and Sale Agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent Undertaking Parties hereby agree that, effective as of the date hereof, the Existing Undertaking Agreement is amended and restated as follows:

           SECTION 1.      Unconditional Undertaking.  The Parent Undertaking Parties, jointly and severally, hereby unconditionally and irrevocably undertake and agree with and for the benefit of each of the Purchasers and the other Owners and the Agent (collectively the “Indemnified Parties”) to cause the due and punctual performance and observance by each of (a) the Seller and its successors and assigns, (b) the Servicer (so long as any Affiliate of any of the Parent Undertaking Parties is the Servicer) and (c) each of the Originators and each of their respective successors and assigns, in each case of clauses (a), (b), and (c), of all of the terms, covenants, agreements, undertakings and other obligations on the part of the Seller, the Servicer (so long as any Affiliate of any of the Parent Undertaking Parties is the Servicer) or each of the Originators, as applicable, to be performed or observed under each of the Receivables Purchase Agreement, the Contribution and Sale Agreements and the other Transaction Documents and the other documents delivered in connection therewith in accordance with the terms thereof, including, without limitation, the obligations to pay when due all monetary obligations of each of the Seller, the Servicer (so long as any Affiliate of any of the Parent Undertaking Parties is the Servicer) and the Originators now or hereafter existing under the Receivables Purchase Agreement, the Contribution and Sale Agreements and the other Transaction Documents, whether for Collections received, deemed Collections, Yield, interest, indemnifications, fees, costs, expenses or otherwise (such terms, covenants, agreements, undertakings and other obligations being the “Obligations”) and undertake and agree to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Indemnified Parties, or any of them, in enforcing any rights under this Agreement. In the event that the Seller, the Servicer (so long as any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators shall fail in any manner whatsoever to perform or observe any of its Obligations when the same shall be required to be performed or observed, then the Parent Undertaking Parties shall themselves duly and punctually perform or observe, or cause to be duly and punctually performed and observed, such Obligation, and it shall not be a condition to the accrual of the obligation of the Parent Undertaking Parties hereunder to perform or observe any Obligation (or to cause the same to be performed or observed) that any Indemnified Party shall have first made any request of or demand upon or given any notice to the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators or any of their successors or assigns, or have instituted any action or proceeding against the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators or any of their successors or assigns in respect thereof.

          SECTION 2.      Obligations Absolute.  The Parent Undertaking Parties, jointly and severally, undertake and agree that the Obligations will be paid and performed strictly in accordance with the terms of the Transaction Documents and each other document delivered in connection therewith, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Indemnified Party with respect thereto. The obligations of the Parent Undertaking Parties under this Agreement are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Parent Undertaking Parties to enforce this Agreement, irrespective of whether any action is brought against the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators or whether the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators are joined in any such action or actions. The liability of the Parent Undertaking Parties under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and, to the extent permitted by law, the Parent Undertaking Parties hereby irrevocably waive any defenses (except for any defenses arising or accruing as a result of the gross negligence or willful misconduct of the Indemnified Parties) any of them may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Obligations or any Pool Receivable, any Receivable Interest or any Related Security, or of any Transaction Document or any other document relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations under the Transaction Documents or any other document relating thereto, or any other amendment or waiver of or any consent to departure from any Transaction Document or any other document relating thereto;

(c) any taking, exchange, release or nonperfection of or failure to transfer title to any asset or collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations;

(d) any manner of application of any asset or collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any asset or collateral for all or any of the Obligations or any other obligations of the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators under the Transaction Documents or any other document relating thereto;

(e) any change, restructuring or termination of the structure or existence of the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators;

(f) any failure of any Indemnified Party to disclose to the Parent Undertaking Parties any information relating to the financial condition, operations, properties or prospects of the Seller, or any of the Originators now or in the future known to such Indemnified Party (the Parent Undertaking Parties waiving any duty on the part of such Indemnified Party to disclose such information);

(g) any impossibility or impracticality of performance, illegality, any act of any government, or any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Indemnified Party that might constitute a defense available to, or a discharge of, the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators or a guarantor of the Obligations; or

(h) any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 2.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time (x) any payment in connection with any of the Obligations is rescinded or must otherwise be returned by any Indemnified Party, or (y) any performance or observance of any Obligation is rescinded or otherwise invalidated, upon the insolvency, bankruptcy or reorganization of the Seller, the Servicer (if any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators or otherwise, all as though payment had not been made or as though such Obligation had not been performed or observed.

          SECTION 3.      Waivers and Acknowledgments.  (a) To the extent permitted by applicable law, the Parent Undertaking Parties hereby waive promptness, diligence, notice of acceptance and any other notice (except to the extent that such other notice is expressly required to be given to the Parent Undertaking Parties by any Indemnified Party pursuant to any other Transaction Document) with respect to any of the Obligations and this Agreement and any other document related thereto, and any requirement that any Indemnified Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Seller, the Servicer (whether or not any Affiliate of any of the Parent Undertaking Parties is the Servicer) or any of the Originators or any other Person or any asset or collateral.

          (b)      The Parent Undertaking Parties hereby waive any right to revoke this Agreement, and acknowledge that this Agreement is continuing in nature and applies to all Obligations, whether existing now or in the future.

          SECTION 4.       Subrogation.  The Parent Undertaking Parties shall not exercise or assert any rights that any of them may now have or hereafter acquire against the Seller, the Servicer (to the extent a Parent Undertaking Party is not the Servicer), or any of the Originators that arise from the existence, payment, performance or enforcement of the Parent Undertaking Parties’obligations under this Agreement or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Indemnified Party against the Seller, such Servicer or any of the Originators or any asset or collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Seller, such Servicer or any of the Originators, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts in connection with the Obligations and all amounts payable under this Agreement shall have been paid in full and all other amounts payable to the Indemnified Parties under the Transaction Documents shall have been paid in full. If any amount shall be paid to any of the Parent Undertaking Parties in violation of the preceding sentence at any time prior to the later of (i) the payment in full of the Obligations and all other amounts payable under this Agreement and all amounts payable to the Indemnified Parties under the Transaction Documents and (ii) the Termination Date, such amount shall be held in trust for the benefit of the Indemnified Parties and shall forthwith be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Transaction Documents or to be held by the Agent as collateral security for any Obligations payable under this Agreement thereafter arising.

          SECTION 5.       Representations and Warranties.  Each of the Parent Undertaking Parties hereby represents and warrants as to itself as follows:

(a) Such Parent Undertaking Party is a corporation, validly incorporated and existing and in good standing under the laws of the jurisdiction of its organization. Except where failure could not be reasonably expected to have a Material Adverse Effect, such Parent Undertaking Party (a) is duly qualified to transact business and is in good standing in each jurisdiction where the nature and extent of its business and properties require the same, and (b) possesses all requisite authority, power, licenses, approvals, permits, authorizations, and franchises to use its assets and conduct its business as is now being, or is contemplated herein to be, conducted.

(b) As of the Closing Date, (i) all of the issued and outstanding shares of common stock of CCSC and CIH are owned, directly or indirectly, by Crown Holdings; (ii) all of the issued and outstanding shares of common stock of the Seller and each of the US Originators, are owned, directly or indirectly, by CCSC; and (iii) all of the issued and outstanding shares of common stock or limited partnership interests, as applicable, of each of the UK Originators and the Canadian Originator, are owned, directly or indirectly, by CIH; in each case free and clear of any Adverse Claim other than a pledge of the stock of the Originators as security for the Existing Credit Facilities.

(c) The execution, delivery and performance by such Parent Undertaking Party of each of this Agreement and the other Transaction Documents to which such Parent Undertaking Party is a party, and the transactions contemplated hereby and thereby, are within such Parent Undertaking Party’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene such Parent Undertaking Party’s charter or bylaws, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on or affecting such Parent Undertaking Party or any of its properties, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of such Parent Undertaking Party under, or result in or require the creation of any Lien upon or security interest in any property of such Parent Undertaking Party pursuant to the terms of, any credit or loan agreement, indenture, or other agreement or instrument binding on or affecting such Parent Undertaking Party or any of its properties. Each of this Agreement and the other Transaction Documents to which such Parent Undertaking Party is a party when delivered will have been duly executed and delivered by such Parent Undertaking Party. Without limiting the generality of the foregoing, the transactions evidenced by the Transaction Documents constitute (i) a “Permitted Receivables Financing” under and as defined in the Existing Credit Facilities; (ii) a “Qualified Receivables Transaction” under and as defined in the Indenture dated February 26, 2003 among Crown European Holdings S.A., the Guarantors named therein,Wells Fargo Bank Minnesota, National Association, as trustee for the holders of the 9½% Second Priority Senior Secured Notes due 2011 and the holders of the 10¼% Second Priority Senior Secured Notes due 2011, in each case issued pursuant thereto; and (iii) a “Qualified Receivables Transaction” under and as defined in the Indenture dated February 26, 2003 among Crown European Holdings S.A., the Guarantors named therein, and Wells Fargo Bank Minnesota, National Association, as trustee for the holders of the 10 7/8% Third Priority Senior Secured Notes due 2013 issued pursuant thereto.

(d) No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by such Parent Undertaking Party of this Agreement or any of the other Transaction Documents to which such Parent Undertaking Party is a party, or to ensure the legality, validity or enforceability hereof or thereof.

(e) This Agreement is, and the other Transaction Documents to which such Parent Undertaking Party is a party when delivered will be, the legal, valid and binding obligation of such Parent Undertaking Party enforceable against such Parent Undertaking Party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.

(f) The consolidated balance sheet of Crown Holdings and its consolidated subsidiaries as at December 31, 2002, and the related consolidated statements of income and cash flows of such Parent Undertaking Party and its consolidated subsidiaries for the fiscal year then ended, in each case certified by PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present in all material respects the consolidated financial condition of Crown Holdings and its consolidated subsidiaries as at such date and the consolidated results of the operations of Crown Holdings and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP and, since December 31, 2002, there has been no material adverse change in such condition or operations of such Parent Undertaking Party, or the ability of such Parent Undertaking Party to perform its obligations hereunder or under any other Transaction Document to which it is a party, in each case other than to the extent expressly set forth on Schedule V to the Receivables Purchase Agreement, Schedule V to the Contribution and Sale Agreements, or in any public filing prior to the date hereof with the Securities and Exchange Commission.

(g) Except as disclosed in Crown Holdings’ public filings prior to the date hereof with the Securities and Exchange Commission or as disclosed in writing to the Agent on or prior to the date hereof, there is no pending or, to the knowledge of such Parent Undertaking Party, threatened action, suit or proceeding affecting such Parent Undertaking Party or any of its subsidiaries, or its property or assets or the property or assets of any of its subsidiaries, before any court, governmental agency or arbitrator or other authority, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any of the other Transaction Documents to which such Parent Undertaking Party is a party or the transactions contemplated hereby or thereby.

(h) Each Seller Report, Weekly Report, Daily Report and Receivables Activity Report (in each case if prepared by such Parent Undertaking Party or any Affiliate thereof, or to the extent that information contained therein is supplied by such Parent Undertaking Party or any Affiliate thereof), and each notice or other written item of information, exhibit, financial statement, document, book, record or report, furnished or to be furnished at any time by such Parent Undertaking Party or any Affiliate thereof to any Indemnified Party in each case in connection with any Transaction Document is or will be accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains or will contain any untrue statement of a material fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent that any such Seller Report, Weekly Report, Daily Report, Receivables Activity Report, notice or other written item of information, exhibit, financial statement, document, book, record or report was based upon or constitutes a forecast or projection, such Parent Undertaking Party represents only that it (or such Affiliate) acted in good faith and utilized reasonable assumptions and due care in the preparation of such Seller Report, Weekly Report, Daily Report, Receivables Activity Report, notice or other written item of information, exhibit, financial statement, document, book, record or report.

(i) There are no conditions precedent to the effectiveness of this Agreement or any of the other Transaction Documents to which such Parent Undertaking Party is a party that have not been satisfied or waived.

(j) The obligations of such Parent Undertaking Party under this Agreement and each of the other Transaction Documents to which such Parent Undertaking Party is a party do rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Debt of such Parent Undertaking Party.

(k) Such Parent Undertaking Party is neither a “holding company” nor a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither such Parent Undertaking Party nor any of its Affiliates is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(l) With respect to each such Parent Undertaking Party, no ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien. Such Parent Undertaking Party and its ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No condition exists or event or transaction has occurred with respect to any Pension Plan or Welfare Plan which reasonably might result in the incurrence by such Parent Undertaking Party or any of such Parent Undertaking Party’s ERISA Affiliates of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Such Parent Undertaking Party does not have any contingent liability with respect to post-retirement benefits provided by it or any of its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except as could not reasonably be expected to have a Material Adverse Effect, (A) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and (B) no Parent Undertaking Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(m) (i) Such Parent Undertaking Party and, to its knowledge, its Affiliates, are not in violation of any Anti-Terrorism Law, including the Executive Order, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) Such Parent Undertaking Party and, to its knowledge, its Affiliates and their respective brokers or other agents acting or benefiting in any capacity in connection with transactions contemplated by this Agreement and the other Transaction Documents, are not any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(C) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(D) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) Such Parent Undertaking Party and to its knowledge, its Affiliates and their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement and the other Transaction Documents, do not (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (ii) above, (B) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          SECTION 6.      Covenants.  Each of the Parent Undertaking Parties covenants and agrees that (except in the case of subsection (e) of this Section 6, which shall only apply to Crown Holdings), until the date that occurs 365 days after the latest of (i) the Commitment Termination Date, and (ii) the date on which no Capital of any Receivable Interest shall be outstanding and no Yield, fees or other amounts remain unpaid under the Receivables Purchase Agreement, such Parent Undertaking Party will, unless the Required Purchasers shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply with all applicable federal, state and local laws, rules, regulations and orders with respect to it, except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence, Etc. At all times (i) maintain its existence and good standing in the jurisdiction of its organization (provided, however, that such Parent Undertaking Party may consummate any merger or consolidation permitted under Section 6(e)) and its authority to transact business in all other jurisdictions where the failure to so maintain its authority to transact business could reasonably be expected to have a Material Adverse Effect; (ii) maintain all licenses, permits, and franchises necessary for its business where the failure to so maintain could reasonably be expected to have a Material Adverse Effect; and (iii) keep all of its assets which are used in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Inspections. From time to time upon two days’ prior notice and during regular business hours as requested by the Agent or any Purchaser (such two days’ prior notice shall not be required following the occurrence of an Event of Termination), or at any time and from time to time upon the occurrence and during the continuance of any Event of Termination or Potential Event of Termination, allow the Agent or any Purchaser (or their respective agents or representatives) to inspect any of the properties of such Parent Undertaking Party or any of its consolidated subsidiaries, to review reports, files, and other records of such Parent Undertaking Party or any of its consolidated subsidiaries and to make and take away copies thereof, to conduct tests or investigations, and to discuss any of the affairs, conditions, and finances of such Parent Undertaking Party or any of its consolidated subsidiaries with the other creditors, directors, officers, employees, other representatives, and independent accountants of such Parent Undertaking Party and its consolidated subsidiaries, all at the expense of such Parent Undertaking Party.

(d) Reporting Requirements. Furnish to the Agent:

(i) as soon as available and in any event within 45 days (or such shorter period for the filing of Crown Holdings’ Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ending March 31, 2004), a consolidated balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings, it being understood and agreed that the delivery of Crown Holdings’ Form 10-Q (as filed with the SEC), if certified as required in this clause (i), shall satisfy the requirements set forth in this clause;

(ii) as soon as available and in any event within 90 days (or such shorter period for the filing of Crown Holdings’ Form 10-K as may be required by the SEC) after the end of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ended December 31, 2003), a copy of the annual audit report for such Fiscal Year for Crown Holdings and its Subsidiaries, including therein a consolidated balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, in each case certified in a manner acceptable to the Agent by PricewaterhouseCoopers LLP or other independent public accountants reasonably acceptable to the Agent (it being understood and agreed that the delivery of Crown Holdings’ Form 10-K (as filed with the SEC), if certified as required by this clause (ii), shall satisfy such delivery requirement in this clause), together with (other than in the case of the Fiscal Year ended December 31, 2003) a certificate from a Financial Officer of Crown Holdings and the other Parents substantially in the form of Exhibit B (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6(h), (i), (j) and (k) and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Event of Termination or Potential Event of Termination that has occurred and is continuing, or, if such Financial Officer has become aware of such Event of Termination or Potential Event of Termination, describing such Event of Termination or Potential Event of Termination and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Termination or Potential Event of Termination (which certificate may be limited to the extent required by accounting rules or guidelines);

(iii) as soon as available and in any event within 45 days (or such shorter period as may be required for the filing of Crown Holdings’ Form 10-Q by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ending March 31, 2004), a Compliance Certificate from a Financial Officer of Crown Holdings containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6(h), (i), (j) and (k) and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Event of Termination or Potential Event of Termination that has occurred and is continuing, or, if such Financial Officers have become aware of such Event of Termination or Potential Event of Termination, describing such Event of Termination or Potential Event of Termination and the steps, if any, being taken to cure it;

(iv) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Crown Holdings (commencing with the Fiscal Quarter ending March 31, 2004) (i) an unaudited consolidating balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Quarter and consolidating statement of earnings and cash flows of Crown Holdings of its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) the Servicer and the US Originators, on a consolidated basis; (B) the Seller; (C) Crown (Canada); and (D) the UK Originators, on a consolidated basis, in each case, as of the end of such Fiscal Quarter), and (ii) a cash flow statement of each of the U.S. Borrower and the Euro Borrower (each as defined in the Existing Credit Facilities) showing Cash In Flows and Cash Out Flows on an unconsolidated basis for such Fiscal Quarter;

(v) as soon as available and in any event within 105 days after the end of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year ending December 31, 2003), (i) an unaudited consolidating balance sheet of Crown Holdings and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow of Crown Holdings and its Subsidiaries for such Fiscal Year, certified by a Financial Officer of Crown Holdings (it being understood and agreed that such financial statements need only break out (A) the Servicer and the US Originators, on a consolidated basis; (B) the Seller; (C) Crown (Canada); and (D) the UK Originators, on a consolidated basis, in each case, as of the end of such Fiscal Year), and (ii) a cash flow statement of each of the U.S. Borrower and the Euro Borrower (each as defined in the Existing Credit Facilities) showing Cash In Flows and Cash Out Flows on an unconsolidated basis for such Fiscal Quarter;

(vi) no later than January 31 of each Fiscal Year of Crown Holdings (commencing with the Fiscal Year 2004), a detailed consolidated budget of Crown Holdings and its Subsidiaries by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and, promptly when available, any significant revisions of such budgets;

(vii) promptly upon receipt thereof, copies of all reports submitted to Crown Holdings or its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Crown Holdings or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

(viii) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding described in Section 5(g) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding of the type described in Section 5(g), that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(ix) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

(ix) as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Event of Termination or Potential Event of Termination, a statement by a Financial Officer of Crown Holdings setting forth details of such Event of Termination or Potential Event of Termination and the action that Crown Holdings or its applicable Subsidiary has taken and proposes to take with respect thereto;

(xi) promptly after the sending or filing thereof, copies of all reports that any Crown Party sends to any of its securityholders, and copies of all reports, registration statements (other than a Form S-8 or any successor form) or other materials that any Crown Party files with the Securities and Exchange Commission or any national securities exchange;

(xii) promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under any Transaction Document from any Person other than the Agent, copies of the same;

(xiii) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding described in Section 5(g) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding of the type described in Section 5(g), that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or that purports to effect the legality, validity or enforceability of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(xiv) promptly upon becoming aware that the sum of the “Available Dollar Revolving Credit Commitment” and the “Available Euro Revolving Credit Commitment” (in each case as defined in the Existing Credit Facilities) does not exceed $100,000,000, notice thereof;

(xv) immediately upon becoming aware of the taking of any specific actions by Crown Holdings or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Crown Holdings or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien or in the incurrence by a Parent Undertaking Party or any Subsidiary thereof of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Parent Undertaking Party or any Subsidiary thereof with respect to any postretirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(xvi) upon request by the Agent, copies of: (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Parent Undertaking Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (B) the most recent actuarial valuation report for each Pension Plan; (C) all notices received by any Parent Undertaking Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Plan as the Agent shall reasonably request;

(xvii) simultaneously with the delivery of financial statements pursuant to Sections 6(d)(i) and (ii), certifications by the chief executive officer and a Financial Officer under the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the Securities and Exchange Commission; and

(xviii) such other information, documents, records or reports respecting the condition or operations, financial or otherwise, of such Parent Undertaking Party or any of its subsidiaries as the Agent may from time to time reasonably request.

(e) Stock Ownership. Continue to own, directly or indirectly, or cause a corporation owned directly or indirectly by the ultimate stockholders of such Parent Undertaking Party in substantially the same proportions as their ownership of stock of such Parent Undertaking Party, to own directly or indirectly all of the issued and outstanding shares of capital stock of the Seller and each of the Originators, free and clear of any Adverse Claim.

(f) Merger, Etc. Not merge into or consolidate with any Person or permit any Person to merge into it (including a reincorporation merger), unless, in each case, (i) the Agent has received written notice thereof at least thirty days prior to the consummation of such transaction, (ii) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Termination or a Potential Event of Termination and (iii) the corporation formed by such consolidation or into which such Parent Undertaking Party shall be merged shall, at the effective time of such merger or consolidation, assume such Parent Undertaking Party’s obligations under this Agreement and the other Transaction Documents to which it is a party in a writing reasonably satisfactory in form and substance to the Agent; and not sell, assign or otherwise dispose of all, or substantially all, of its assets in any transaction or series of transactions, unless, in each case, (A) immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Termination or a Potential Event of Termination, (B) such sale, assignment or other disposition is to (x) one or more Affiliates of such Parent Undertaking Party, or (y) a Person the acquisition of 100% of such Parent Undertaking Party by whom would not constitute a Change of Control, and (C) such Affiliates or such Person or the holder, directly or indirectly, of 100% of the equity interests of such Affiliates or such Person shall, at the effective time of such sale, assignment or disposition, assume such Parent Undertaking Party’s obligations under this Agreement and the other Transaction Documents to which it is a party in a writing reasonably satisfactory in form and substance to the Agent.

(g) Taxes. Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of such Person or cause a failure or forfeiture of title thereto; provided that no Parent Undertaking Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP.

(h) Interest Expense Coverage Ratio. Not permit or suffer to exist the Interest Expense Coverage Ratio for any Test Period Set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio

December 31, 2003	1.75 to 1.00

March 31, 2004	1.85 to 1.00
June 30, 2004	1.85 to 1.00
September 30, 2004	1.85 to 1.00
December 31, 2004	1.85 to 1.00

March 31, 2005	2.00 to 1.00
June 30, 2005	2.00 to 1.00
September 30, 2005	2.00 to 1.00
December 31, 2005	2.00 to 1.00

March 31, 2006	2.10 to 1.00
June 30, 2006	2.10 to 1.00
September 30, 2006	2.10 to 1.00

(i) Total Leverage Ratio. Not permit or suffer to exist the Total Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

December 31, 2003	6.25 to 1.00

March 31, 2004	6.25 to 1.00
June 30, 2004	6.25 to 1.00
September 30, 2004	6.00 to 1.00
December 31, 2004	5.75 to 1.00

March 31, 2005	5.75 to 1.00
June 30, 2005	5.75 to 1.00
September 30, 2005	5.50 to 1.00
December 31, 2005	5.25 to 1.00

March 31, 2006	5.25 to 1.00
June 30, 2006	5.25 to 1.00
September 30, 2006	4.75 to 1.00

(j) First Lien Leverage Ratio. . Not permit or suffer to exist the First Lien Leverage Ratio for any Test Period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio

December 31, 2003	1.75 to 1.00

March 31, 2004	1.75 to 1.00
June 30, 2004	1.75 to 1.00
September 30, 2004	1.75 to 1.00
December 31, 2004	1.50 to 1.00

March 31, 2005	1.50 to 1.00
June 30, 2005	1.50 to 1.00
September 30, 2005	1.50 to 1.00
December 31, 2005	1.25 to 1.00

March 31, 2006	1.25 to 1.00
June 30, 2006	1.25 to 1.00
September 30, 2006	1.25 to 1.00

(k) Fixed Charge Coverage Ratio; Cash Flow Ratios. . (i) Not permit or suffer to exist the Consolidated Fixed Charge Coverage Ratio for any Test Period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio

December 31, 2003	1.15 to 1.00

March 31, 2004	1.15 to 1.00
June 30, 2004	1.15 to 1.00
September 30, 2004	1.15 to 1.00
December 31, 2004	1.20 to 1.00

March 31, 2005	1.25 to 1.00
June 30, 2005	1.25 to 1.00
September 30, 2005	1.25 to 1.00
December 31, 2005	1.35 to 1.00

March 31, 2006	1.40 to 1.00
June 30, 2006	1.40 to 1.00
September 30, 2006	1.40 to 1.00

(ii) Not permit or suffer to exist the U.S. Borrower Cash Flow Ratio for each Test Period ending as of the end of each Fiscal Quarter after the Fiscal Quarter ending December 31, 2003 to be less than 1:1.

(iii) Not permit or suffer to exist the Euro Borrower Cash Flow Ratio for each Test Period ending as of the end of each Fiscal Quarter after the Fiscal Quarter ending December 31, 2003 to be less than 1:1.

(l) Anti-Terrorism Law. (i) Not conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5(m)(ii) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Parent Undertaking Party shall deliver to the Agent any certification or other evidence requested from time to time by the Agent in its reasonable discretion, confirming such Parent Undertaking Party’s compliance with this Section 6(m)).

(m) Embargoed Person. At all times throughout the term of this Agreement, (a) none of the funds or assets of the Parent Undertaking Parties that are sold, contributed or otherwise transferred to any other party under the Transaction Documents shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Parent Undertaking Party, indirectly by, any Embargoed Person that is identified on (1) the SDN List maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to the knowledge of any Parent Undertaking Party, as of the date thereof, based upon reasonable inquiry by such Parent Undertaking Party, on any Other List maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Parent Undertaking Parties (whether directly or indirectly), is prohibited by law, or the purchases made by any such other party would be in violation of law, or (2) the Executive Orders, and (b) no Embargoed Person shall have any direct interest, and to the knowledge of any Parent Undertaking Party, as of the date hereof, based upon reasonable inquiry by any Parent Undertaking Party, indirect interest, of any nature whatsoever in the Parent Undertaking Parties, with the result that the investment in the Parent Undertaking Party (whether directly or indirectly), is prohibited by law or the transactions contemplated by this Agreement are in violation of law.

          SECTION 7.      Payments Free and Clear of Taxes, etc.  (a) Any and all payments by each Parent Undertaking Party hereunder shall be made free and clear of and without deduction for any and all present or future Taxes. If a Parent Undertaking Party or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Indemnified Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Parent Undertaking Party or the Agent shall make such deductions and (iii) such Parent Undertaking Party or the Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b)      In addition, each Parent Undertaking Party shall pay any present or future Other Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement.

          (c)      Each Parent Undertaking Party shall indemnify each Indemnified Party for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses other than those incurred as a result of actions by such Indemnified Party constituting the gross negligence or willful misconduct of such Indemnified Party except to the extent that such actions shall have been approved by or directed to be taken by such Parent Undertaking Party or any of its Affiliates) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

           (d) Within 30 days after the date of any payment of Taxes or Other Taxes, each Parent Undertaking Party shall furnish to the Agent, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing payment thereof.

           (e)      Without prejudice to the survival of any other agreement of each Parent Undertaking Party hereunder, the agreements and obligations of each Parent Undertaking Party contained in this Section 7 shall survive any termination of the Receivables Purchase Agreement.

          SECTION 8.      Amendments, etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by any Parent Undertaking Party herefrom shall be effective unless in a writing signed by the Required Purchasers (and, in the case of any amendment, also signed by each Parent Undertaking Party), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

           SECTION 9.     Notices; Effectiveness; Electronic Communications.

           (a) Generally. Except as otherwise specifically provided herein (including clause (b) below with respect to electronic communications to the Agent or the Purchasers), all notices, consents and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered United States mail or sent by telecopier (i) to any party hereto at its address or telecopier number, as the case may be, set forth on the signature pages to this Agreement or (ii) to the Agent at 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention: Miles D. McManus (Telecopier No. (212) 816-2613). All notices sent by hand or overnight courier service, or mailed by certified or registered United States mail or telecopier, shall be deemed to have been given when received; provided, however, that if such notice is received by any Person after the normal business hours of such Person, such notice shall be deemed delivered at the opening of business on the next Business Day for such Person.

          (b)      Electronic Communications.

(i) Each Parent Undertaking Party shall provide to the Agent all information, documents and other materials that any such Person is obligated to furnish to the Agent, as applicable, pursuant to this Agreement and the other Transaction Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) provides notice of any Event of Termination or Potential Event of Termination or (B) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to hein.nugent@citigroup.com, or such other electronic mail address as the Agent shall identify to the Parent Undertaking Parties. In addition, each Parent Undertaking Party shall continue to provide the Communications to the Agent in the manner specified in this Agreement but only to the extent requested by the Agent. Each Parent Undertaking Party further agrees that the Agent may make the Communications available to the Purchasers by posting the Communications on the Platform. Nothing in this Agreement or any other Transaction Document shall prejudice the right of the Agent to give any notice or other communication pursuant hereto or to any other Transaction Document in any other manner specified herein or therein.

(ii) The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth in subclause (i) above shall constitute effective delivery of the Communications to the Agent for purposes of each Transaction Document.

(iii) Each party hereto agrees that any electronic communication referred to in this clause (b) shall be deemed delivered upon the posting of a record of such Communication as “sent” in the e-mail system of the sending party or, in the case of any such Communication to the Agent, upon the posting of a record of such Communication as “received” in the e-mail system of the Agent; provided, however, that if such Communication is received by the Agent after the normal business hours of the Agent, such Communication shall be deemed delivered at the opening of business on the next Business Day for the Agent.

(iv) Each party hereto acknowledges and agrees that the distribution of the Communications and other material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. EACH PARTY HERETO FURTHER ACKNOWLEDGES AND AGREES AS FOLLOWS: (A) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”; (B) THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS; AND (C) NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.

(v) This clause (b) shall terminate on the date that no Agent Party is the Agent under the Receivables Purchase Agreement.

          (c)      Change of Address, Etc. Any party hereto may change its mailing address, telephone number, telecopier number or e-mail address for notices and other communications hereunder and under the other Transaction Documents by notice to the other parties hereto.

          SECTION 10.      No Waiver; Remedies.  No failure on the part of any Indemnified Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 11.      Continuing Agreement; Assignments under Receivables Purchase Agreement.  This Agreement is a continuing agreement and shall, subject to the reinstatement provisions contained in Section 2, (a) remain in full force and effect until the later of (i) the payment and performance in full of the Obligations and the payment of all other amounts payable under this Agreement and (ii) the Termination Date, (b) be binding upon each Parent Undertaking Party, its successors and permitted assigns, and (c) inure to the benefit of, and be enforceable by, the Indemnified Parties and each of their respective successors and permitted transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, (A) any Purchaser or other Owner may assign all or any of its Receivable Interests under the Receivables Purchase Agreement in accordance with the terms thereof to any Eligible Assignee, and (B) the Agent may be replaced pursuant to the provisions of the Receivables Purchase Agreement, and such Eligible Assignee, or such replacement Agent, shall thereupon become vested with all the benefits in respect thereof granted to such Owner, or the Agent, as the case may be, herein or otherwise. The Parent Undertaking Parties shall not have the right to assign this Agreement or any or all of its respective rights or obligations hereunder or any interest herein to any Person except either (i) in connection with a merger or consolidation permitted under Section 6(e) or (ii) with the prior written consent of each Purchaser.

          SECTION 12.      Entire Agreement.  This Agreement and the other Transaction Documents to which the parties hereto are a party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

          SECTION 13.      Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 14.      Confidentiality.  Except as otherwise required by applicable law, by their acceptance of this Agreement the Agent and each Purchaser or other Owner agrees to maintain the confidentiality of this Agreement (and all drafts thereof) and all non-public information delivered in connection herewith in communications with third parties and otherwise; provided that this Agreement and such information may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written confidentiality agreement in form and substance substantially identical to this Section 14, (b) to the Agent’s and each Purchaser’s and Owner’s legal counsel, accountants and auditors if they agree to hold it confidential, (c) to any nationally recognized rating agency, and (d) pursuant to court order or subpoena; provided, however, that the disclosure of this Agreement or other information required to be made by or pursuant to court order or subpoena will not be made until each Parent Undertaking Party has been notified at least five Business Days in advance of any such disclosure, unless such notification is prohibited by applicable law or such court order or subpoena.

          Notwithstanding any other provision herein, each party hereto (and each employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws and provided that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

          SECTION 15.      Governing Law; Jurisdiction; Waiver of Jury Trial, etc.  (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

          (b)      Each Parent Undertaking Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Parent Undertaking Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Parent Undertaking Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Transaction Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document in the courts of any jurisdiction.

          (c)      Each Parent Undertaking Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is or is to be a party in any New York State court or United States federal court sitting in New York City. Each Parent Undertaking Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

          (d)      EACH PARENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE PURCHASES OR THE ACTIONS OF ANY INDEMNIFIED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

           IN WITNESS WHEREOF, the Parent Undertaking Parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CROWN HOLDINGS, INC.

By: /s/ Alan W. Rutherford
Name: Alan W. Rutherford
Title: Executive Vice President and Chief Financial Officer

Attest:

[Corporate Seal]

By: /s/ William T. Gallagher
Name: William T. Gallagher
Title: Vice President and Secretary

One Crown Way
Philadelphia, PA 19154
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Second Amended and Restated Undertaking Agreement

CROWN CORK & SEAL COMPANY, INC.

By: /s/ Alan W. Rutherford
Name: Alan W. Rutherford
Title: Vice President and Chief Financial Officer

Attest:

[Corporate Seal]

By: /s/ William T. Gallagher
Name: William T. Gallagher
Title: Vice President and Secretary

One Crown Way
Philadelphia, PA 19154
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Second Amended and Restated Undertaking Agreement

CROWN INTERNATIONAL HOLDINGS, INC.

By: /s/ Michael B. Burns
Name: Michael B. Burns
Title: Vice President and Treasurer
One Crown Way
Philadelphia, PA 19154
Attention: Michael B. Burns

Telephone No.: (215) 698-5036
Telecopier No.: (215) 676-6011

Signature Page to
the Second Amended and Restated Undertaking Agreement

EXHIBIT A
to
Undertaking Agreement

CERTAIN DEFINED TERMS

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           “Asbestos Payment” means any payment in cash (or other consideration) actually made by or on behalf of Crown Holdings or any Subsidiary in respect of any liability related to asbestos or any actual or threatened claim, action or proceeding related to asbestos (including any settlement of any thereof). For avoidance of doubt, deferred payments shall only constitute Asbestos Payments when made.

           “Capital Expenditures” means, for any period and with respect to any Person, (a) any and all expenditures made by such Person or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the consolidated financial statements of such Person prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise, and (b) all Capital Lease Obligations of such Person and its Subsidiaries.

           “Capital Lease Obligations” means, with respect to any Person, all monetary or financial obligations of such Parent Undertaking Party and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

           “Cash In Flow” means, with respect to any Person and during any period, all cash actually received by such Person during such period on an unconsolidated basis (whether by dividend, interest payment or otherwise), plus the amount by which working capital during such period decreased (i.e., the decrease in Consolidated Current Assets (excluding cash) minus Consolidated Current Liabilities of such Person on an unconsolidated basis), minus the amount by which working capital during such period increased (i.e., the increase in Consolidated Current Assets (excluding cash) minus Consolidated Current Liabilities of such Person on an unconsolidated basis).

           “Cash Interest Expense” means, for any period and with respect to any Person, Consolidated Interest Expense of such Person and its Subsidiaries for such period, less the sum of, to the extent included in Consolidated Interest Expense, (a) interest expense actually “paid in kind” in that period, (b) the amortization of any financing fees paid by, or on behalf of, such Person or any of its Subsidiaries, and (c) the amortization of debt discounts, if any.

           “Cash Out Flow” means, with respect to any Person and during any period, all items of cash actually expended by such Person during such period on an unconsolidated basis (including, without limitation, any Investments (as defined in the Existing Credit Facilities) in Subsidiaries or any other Person).

           “Compliance Certificate” has the meaning given to such term in Section 6(d)(ii).

           “Consolidated Current Assets” means, with respect to any Person as at any date of determination, the total assets of such Person and its consolidated Subsidiaries which should properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

           “Consolidated Current Liabilities” means, with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which should properly be classified as current liabilities (other than the current portion of any Loans (as defined in the Existing Credit Facilities)) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

           “Consolidated EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person and its Subsidiaries for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) consolidated income tax expense of such Person and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization of such Person and its Subsidiaries for such period, (iv) any non-cash deductions made in determining Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, noncash deductions relating to translation and foreign exchange adjustments) (other than any deductions which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) (it being understood that (x) reserves for pension or health care benefits shall not be so “added back” to Consolidated Net Income and (y) reserves for Asbestos Payments shall be “added back” except that reserves for Asbestos Payments in excess of $50 million in any fiscal year shall not be so “added back” to Consolidated Net Income under this clause (iv)), and (v) actual cash realized relating to the sale of Real Property (as defined in the Existing Credit Facilities) or equipment in connection with restructuring activities, minus (b) any non-cash additions to Consolidated Net Income of such Person and its Subsidiaries for such period (including, without limitation, non-cash additions relating to translation and foreign exchange adjustments), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person and its Subsidiaries, any extraordinary gains (or plus extraordinary non-cash losses) for such period and any gains (or plus losses) realized in connection with any Asset Sale (as defined in the Existing Credit Facilities) of such Person and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

           “Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period, minus Capital Expenditures in such Test Period of Crown Holdings and its Subsidiaries, to (b) the sum of (i) Net Cash Interest Expense of Crown Holdings and its Subsidiaries for such Test Period plus (ii) amount of scheduled mandatory payments on account of principal of Indebtedness of Crown Holdings and its Subsidiaries (other than Refinanced Public Debt or Retained Public Debt (as such terms are defined in the Existing Credit Facilities)) for the next succeeding four quarters (excluding payments required to be made by Section 2.05(d)(v) of the Existing Credit Facilities); provided that with respect to any succeeding four quarters that include December 31, 2008, the scheduled payments of principal in respect of Term B Loans (as defined in the Existing Credit Facilities) shall be deemed not to exceed an aggregate of $22,500,000 and €2,500,000 plus (iii) Asbestos Payments during such Test Period. For Test Periods ending prior to March 31, 2004, Cash Interest Expense shall be determined on a pro forma basis to give effect to the Transactions (as defined in the Existing Credit Facilities) as if they had occurred on the first day of such Test Period.

           “Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) interest expense or fees associated with the transactions contemplated by the Receivables Purchase Agreement and the other Transaction Documents and any other Permitted Receivables Financing (as defined in the Existing Credit Facilities), and (b) capitalized interest. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made by such Person and its Subsidiaries with respect to Hedging Agreements.

           “Consolidated Net Income” means, for any period, the net income or loss of Crown Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of Crown Holdings) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, (iv) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (v) gains and losses from the early extinguishment of Refinanced Public Debt (as defined in the Existing Credit Facilities) or Retained Public Debt (as defined in the Existing Credit Facilities).

           “Crown Party” means any of the Parent Undertaking Parties and each Subsidiary or Affiliate thereof that is a party to any of the Transaction Documents.

           “ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of any of the Parent Undertaking Parties’controlled group, or under common control with such Parent Undertaking Party, within the meaning of Section 414 of the Code.

           “Euro Borrower Cash Flow Ratio” means, for any Test Period, the ratio of (a) Cash In Flow of the Euro Borrower (as defined in the Existing Credit Facilities) to (b) Cash Out Flow of the Euro Borrower. For Test Periods prior to March 31, 2004, Cash In Flow and Cash Out Flow shall be calculated by reference to actual Cash In Flow and Cash Out Flow after the Effective Date (as defined in the Existing Credit Facilities) on an annualized basis.

           “Existing Factoring Facilitie” means the existing factoring programs of the Euro Borrower and its subsidiaries in France, Belgium, South Africa and Spain and having the amount outstanding under such facilities, in each case as set forth on Schedule 3.21(c) of the Existing Credit Facilities as in effect as of the date hereof.

           “Financial Officer” of any corporation, partnership or other entity shall mean the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

           “First Lien Indebtedness” means the outstanding amount of all Indebtedness (without giving effect to clause (i) in the definition thereof) of Crown Holdings or any of its Subsidiaries secured by (or that has a benefit of) a Lien on any assets or properties of Crown Holdings or any of its Subsidiaries (other than Indebtedness permitted to be incurred under Section 6.01(a)(ii), (iii) or (v) of the Existing Credit Facilities). First Lien Indebtedness shall include (i) the amounts outstanding under the Transaction Documents and any other Permitted Receivables Financing (as defined in the Existing Credit Facilities), (ii) the face amount of any letter of credit issued pursuant to the Existing Credit Facilities (whether or not drawn), (iii) amounts outstanding under the Existing Factoring Facilities and any extension, renewals, refinancings and replacements thereof and (iv) any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but, to the extent of and only to the extent, such liability exceeds $50,000,000).

           “First Lien Leverage Ratio” means, for any Test Period, the ratio of (a) First Lien Indebtedness of Crown Holdings and its Subsidiaries as of the last day of such Test Period to (b) Consolidated EBITDA of Crown Holdings and its Subsidiaries for such Test Period.

           “Fiscal Quarter” shall mean any quarter of a Fiscal Year.

           “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2003 Fiscal Year”) refer to the Fiscal Year ending on December 31 occurring during such calendar year.

           “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or any “keep well,” maintenance of net worth or other similar agreement or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

           “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

           “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness or other monetary or financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

           “Interest Expense Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of Crown Holdings and its Subsidiaries to (b) Net Cash Interest Expense of Crown Holdings and its Subsidiaries, in each case for such Test Period. For Test Periods ending prior to March 31, 2004, the Cash Interest Expense shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred on the first day of such Test Period.

           “Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or condition (financial or otherwise), contingent liabilities or prospects of Crown Holdings and its Subsidiaries taken as a whole, (b) the ability of any Affiliate of Crown Holdings that is a party to any of the Transaction Documents to perform any of its obligations under any Transaction Document to which it is a party, (c) the rights of or benefits available to the Purchasers taken as a whole under the Transaction Documents, or (d) the value of the Receivable Interests taken as a whole, or the validity, enforceability, perfection or priority of any Liens, taken as a whole, granted to the Agent (for the benefit of the Purchasers) on such Receivable Interests pursuant to the Transaction Documents.

           “Net Cash Interest Expense” means, with respect to any Person and its Subsidiaries and for any period, Cash Interest Expense of such Person and its Subsidiaries for such period, less the amount of interest income received in cash by such Person and its Subsidiaries for such period.

           “Non-U.S. Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Parent Undertaking Party or any Subsidiary with respect to employees employed outside the United States.

           “SFAS 133” means Statements of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.”

           “Subsidiary” means with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person, (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such person; or (iii) any other legal entity the accounts of which would be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of a Parent Undertaking Party.

           “Test Period” means, for the covenants contained in Sections 6(h) through 6(k), the four consecutive complete fiscal quarters of Crown Holdings then last ended. Compliance with any such covenants shall be tested as of the end of each Test Period.

           “Total Leverage Ratio” means, for any Test Period, the ratio of (a) Indebtedness (without giving effect to clause (i) in the definition thereof) of Crown Holdings and its Subsidiaries (exclusive of Indebtedness under any Permitted Receivables Financing) plus any liability recorded in accordance with SFAS 133 which does not represent an actual obligation and for which an offsetting derivative contract has been recorded in the financial statements in accordance with GAAP (but, to the extent and only to the extent, such liability exceeds $50,000,000), as of the last day of such Test Period, to (b) Consolidated EBITDA for such Test Period. For any Test Period during which any Refinanced Public Debt (as defined in the Existing Credit Facilities) and/or Retained Public Debt (as defined in the Existing Credit Facilities) shall remain outstanding, so long as no Default or Event of Default (as defined in the Existing Credit Facilities) has occurred and is continuing and cash is on deposit in the Collateral Accounts (as defined in the Existing Credit Facilities) and/or the Retained Public Debt Collateral Accounts (as defined in the Existing Credit Facilities), a principal amount of Refinanced Public Debt (as defined in the Existing Credit Facilities) and/or Retained Public Debt (as defined in the Existing Credit Facilities) equal to such aggregate cash amount on deposit shall be deemed retired and not outstanding for purposes of this definition only.

           “U.S. Borrower Cash Flow Ratio” means, for any Test Period, the ratio of (a) Cash In Flow of the U.S. Borrower (as defined in the Existing Credit Facilities) to (b) Cash Out Flow of the U.S. Borrower. For Test Periods prior to March 31, 2004, Cash In Flow and Cash Out Flow shall be calculated by reference to actual Cash In Flow and Cash Out Flow after the Effective Date on an annualized basis.